Cicero Inc. Elects Don Peppers of Peppers and Rogers Group to Board of Directors

CARY, NC, June 25, 2007– Cicero Inc. (BB:CICN), a leading provider of desktop application integration solutions for customer service organizations, today announced that Mr. Don Peppers has been elected to the Company’s Board of Directors.

Recognized for over a decade as one of the leading authorities on customer-focused relationship management strategies for business, Don Peppers is an acclaimed author and a founding partner of Peppers & Rogers Group, the world’s premier customer-centered management consulting firm, part of Minneapolis-based Carlson Marketing Worldwide.

Mr. Peppers’ expertise and clear, concise way of thinking places him in high demand as both a speaker and a management advisor with Fortune 500 executives and entrepreneurs seeking to identify their most valuable customers, increase customer satisfaction, and improve ROI and ROC.  It has also earned him some significant citations by internationally recognized entities.  He has been cited by The Times of London as their “Top 50 Business Brains” in 2005, by Accenture’s Institute for Strategic Change among the global “Top 100 Business Intellectuals” for two years running, and by Business 2.0 Magazine as  one of the “foremost business gurus of our times.”

Peppers’ and Rogers’ most innovative strategic thinking is embodied in their newest book, Rules to Break, Laws to Follow, being published in the 3rd Quarter of 2007.  Most recently, their 2005 publication of Return On Customersm (or ROC) advanced the concepts and tenets of business valuation to the next evolutionary stage, documenting the customer base as a revenue-producing asset for businesses, capable of driving a company’s long-term economic worth.

Prior to marketing and advertising, he worked as an economist in the oil business and as the director of accounting for a regional airline. Mr. Peppers holds a Bachelor's Degree in astronautical engineering from the U.S. Air Force Academy, and a Master's Degree in public affairs from Princeton University's Woodrow Wilson School.

 “I have followed Cicero and their focus on customer-centric solutions to improve productivity through workflow automation and application integration over the past few years.  The Company’s unique approach to improve customer satisfaction by examining how technology is used at the point of contact has a proven track record in Fortune 500 companies in improving performance, streamlining business processes, and providing a realistic ROI in months. I am delighted to be formally involved with the Company and I look forward to sharing my knowledge and expertise to contribute to the Company’s success,” stated Mr. Peppers.

“Don Peppers is an outstanding selection to our Board of Directors. His reputation and knowledge of the industry is unparalleled,” stated John (Launny) Steffens, the Company’s Chairman.

About Cicero Inc.:
Cicero Inc. provides software integration solutions for contact centers and other complex information environments.  Cicero solutions align underlying technology with business processes, streamline user interactions, improve total productivity, assure completeness and compliance, reduce turnover, and raise knowledge-worker morale and effectiveness.

Patented Cicero technology quickly and non-invasively integrates disparate applications on the desktop.   Cicero integration produces results in weeks, and ROI can be achieved in months. Cicero commits to results which are impossible for invasive, server-side strategies and technologies.

Cicero’s technology serves more than 50,000 knowledge workers at Merrill Lynch, IBM, Nationwide Insurance, and others large and small. In one recent implementation, Cicero integrated eight applications for nine hundred agents' desktops in just seven weeks and reduced average call times by approximately 40 seconds.

The result include: improved customer service and a $1+ million per year operating cost reduction.

For more information on Cicero Inc., please visit www.ciceroinc.com.

Cicero and Cicero Studio are trademarks of Cicero Inc. and/or its affiliates. Other company names and/or products are for identification purposes and are the property of, and may be trademarks of, their respective owners.

Safe Harbor: Except for any historical information contained herein, this news release may contain forward-looking statements on such matters as strategic direction, anticipated return on investment, business prospects, the development and capabilities of the Cicero product group, new products and similar matters.  Actual results may differ materially from the anticipated results or other expectations expressed in this release of a variety of factors, including risks that customers may not adopt the Cicero technology, which Cicero Inc. may not successfully execute its new strategic initiative and other risks and uncertainties that could cause actual results to differ materially from such statements.  For a description of other factors that could cause such a difference, please see Cicero Inc.’s filings with the Securities and Exchange Commission.

Contact:  Keith Anderson
kanderson@ciceroinc.com
919-380-5092